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                                                                 EXHIBIT 10.11

                                       [RED FOX INTERNATIONAL, INC. LETTERHEAD]

April 21, 1997

Mr. Johnnie W. Domingue
131814 Woodthorpe
Houston, Texas 77079

Dear Johnnie:

In my capacity as President of Red Fox International, Inc. ("RFI"), I am pleased that you have joined RFI under the following terms and conditions:

POSITION

         Your position is Vice President of Finance, Chief Financial Officer and Treasurer. Your duties will be broad based and will cover all areas that are normally with a start-up operation. While there are many duties which will be assigned to you during the early months of RFI's existence, your primary duties will surround activities involved in acquisitions, financings, audits, and planning.

BASE COMPENSATION

         Your initial base compensation will be $10,000 per month, payable semimonthly and will include required payroll deductions as an employee of RFI.

EFFECTIVE DATE

         Unless otherwise agreed to between the parties, the effective date for your employment will commence May 1, 1997.

EQUITY PARTICIPATION

         Your Subscription Agreement dated March 24, 1997 for 75 shares of RFI voting, common stock at a stated price of $1 per share, has been accepted. This stock has been issued to you under certain terms and conditions set forth in separate agreements, copies of which have been provided to you including:

                o       Stock Repurchase Agreement
                o       Shareholders Agreement
                o Employment Agreement effective with the date of the IPO or a Private Placement in an amount adequate for RFI to commence operations as anticipated.
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FUTURE STOCK OPTIONS
        You will be granted stock options to acquire RFI voting, common stock on or about the IPO or Private Placement date. The price will be the IPO price or some other fair market value if RFI completes its transaction through Private Placement. It is anticipated that vesting of the stock options will be over some period of not less than 3 or more than 5 years. The specific terms and conditions of the stock options are currently under development and must be approved by the stockholders and Board of Directors of RFI. In no event, however, will the terms of your options be any less favorable than those granted to other members of the executive management team.

TERM OF EMPLOYMENT
        This Interim Agreement may be canceled by either party with thirty (30) days written notice until the Employment Agreement referred to above becomes effective.

BENEFITS
        HEALTH CARE - It is understood that you will continue your current coverage for yourself and your family with United Health as a six (6) month continuation from your current employer. The cost of such coverage will be reimbursed to you by RFI until such time that you and other management of RFI have established replacement coverage through RFI.

        DIRECTORS AND OFFICERS LIABILITY INSURANCE will be obtained as soon as practical, but in no event, later than the date necessary to have coverage included in the contemplated IPO.

        ORDINARY AND NECESSARY BUSINESS EXPENSES will be reimbursed upon submission of an expense report supported with proper and adequate documentation. Such costs will include travel expenses, parking, tolls, cellular telephone, and other necessary and reasonable incurred by you in the performance of your duties.

        OTHER EXECUTIVE BENEFITS will be made available to you as they are developed by RFI.

        VACATION - Five (5) days of paid vacation between now and September 1, 1997 will be allowed if the schedule permits. We understand that currently you are requesting the dates of July 7 through July 11 for
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        vacation. Other vacation periods will be set forth in the RFI Policy
        Manual developed by yourself and other managers of RFI but in no event will the annual vacation exceed three (3) weeks per year.

        CHANGE OF CONTROL and DISMISSAL WITHOUT CAUSE PROVISIONS will be included in the Shareholder Agreement, Stock Repurchase Agreement, Employment Agreement, Stock Option Agreement which will call for 100% vesting in the event of the Change in Control of RFI and appropriate vesting and severance of not less than six months in the event of dismissal without cause.

        POST IPO COMPENSATION - Subject to the approval of RFI financial advisors, your post-IPO compensation will range between $150,000 and $180,000 and include a performance bonus established by RFI ranging between 0% and 50% of your annual compensation. Your employment will be subject to the terms and conditions set forth in a three (3) year Employment Agreement and will include annual performance reviews.

        Under separate agreement we will discuss and agree to payment for time incurred by you on behalf of RFI prior to the commencement of this Interim Agreement. Additionally, it is understood by both parties that you are currently providing consulting services in certain other matters, none of which, conflict with the business affairs of RFI. It is agreed that you may continue your consulting arrangements on these matters as long as they do not conflict with the business affairs of RFI and you provide RFI with a minimum of 130 hours per month or 30 hours per week.

Johnnie, I am looking forward to working with you again and I am truly excited to have you with RFI.

                                                Sincerely,

                                                /s/ G. DARCY KLUG

                                                G. Darcy Klug
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                         AMENDMENT TO EMPLOYMENT LETTER

        This Amendment to Employment Letter (the "Amendment") is made as of August 6, 1997, between TRANSCOASTAL MARINE SERVICES, INC. (F/K/A Red Fox International, Inc.) (the "Company") and JOHNNIE W. DOMINGUE ("Executive") as an amendment to that certain Letter dated April 21, 1997 between the Company and the Executive (the "Employment Letter"). All references to the "Employment Letter" shall be deemed references to the Employment Letter as amended.

          WHEREAS, the Company has employed Executive to provide services to the Company on the terms set forth in the Employment Letter; and

          WHEREAS, the parties desire to amend the Employment Letter to reflect certain agreements concerning additional compensation payable to the Executive under the Employment Letter.

          NOW THEREFORE, the parties have agreed as follows:

     1. The following provisions are added as a new paragraph under the caption "Base Compensation" on Page 1 of the Employment Letter:

               "The Company also agrees to pay to Executive a success bonus, in cash, equal to $100,000 (the "Bonus") upon the successful completion of the IPO (as defined below), as additional compensation to Executive for Executive's services pursuant to the Employment Letter. The Bonus will be paid not later than the second business day following the closing date of the IPO. The term "IPO" means the first underwritten public offering of the Company's common stock, $.001 par value ("Common Stock") other than any offering pursuant to any registration statement (i) relating to any capital stock of the Company or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Company, or any of its subsidiaries (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Company, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor or similar provisions."


     2. A new paragraph entitled, "Termination; Replacement Employment Agreement," is added at the end of the Employment Letter as follows:

          "Except for the rights of the Executive relating to base compensation, Bonus, and reimbursement of certain fees and expenses as set forth in this Employment Letter, which shall survive until such time as the Company's efforts to complete the IPO have been abandoned, all other terms and conditions of the Employment Letter shall be terminated as of August 6, 1997, and shall be deemed replaced and superseded by the terms of that certain Employment Agreement, dated August 6, 1997, by and between the Company and the Executive."

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        3.    Except as set forth herein, the Employment Letter shall continue in effect without modification.

        IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.


                                        TRANSCOASTAL MARINE SERVICES, INC.



                                        By: /s/ G. DARCY KLUG
                                           -------------------------------------
                                        Title: G. Darcy Klug
                                        Name:  Vice President



                                        /s/ JOHNNIE W. DOMINGUE
                                        ----------------------------------------
                                        Johnnie W. Domingue, individually




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